RCM Technologies, Inc.	Tel: 856.356.4500	Corporate Contacts:
2500 McClellan Avenue	Fax: 856.356.4600	Leon Kopyt
Pennsauken, NJ 08109	info@rcmt.com	Chairman, President & CEO
	www.rcmt.com	Kevin D. Miller
Chief Financial Officer

P R E S S   R E L E A S E

RCM TECHNOLOGIES, INC. ANNOUNCES RESULTS
FOR THE THIRTEEN AND TWENTY-SIX WEEK PERIODS ENDED JUNE 30, 2012

Pennsauken, NJ – August 13, 2012 -- RCM Technologies, Inc. (NASDAQ: RCMT) today announced financial results for the thirteen and twenty-six week periods ended June 30, 2012.

The Company announced revenues of $35.8 million for the thirteen week period ended June 30, 2012, decreased from $36.5 million for the thirteen week period ended July 2, 2011 (comparable prior year period).  The Company had operating income of $1.0 million for the thirteen week period ended June 30, 2012 as compared to $2.0 million for the comparable prior year period. Net income for the thirteen week period ended June 30, 2012 was $0.5 million, or $0.04 per diluted share, as compared to net income of $1.2 million, or $0.09 per diluted share, for the comparable prior year period.

The Company announced revenues of $74.0 million for the twenty-six week period ended June 30, 2012, decreased from $75.2 million for the twenty-six week period ended July 2, 2011 (comparable prior year period).  The Company had operating income of $2.8 million for the twenty-six week period ended June 30, 2012 as compared to $4.1 million for the comparable prior year period.  Net income for the twenty-six week period ended June 30, 2012 was $1.6 million, or $0.12 per diluted share, as compared to net income of $2.4 million, or $0.18 per diluted share, for the comparable prior year period.

The Company announced that during the twenty-six week period ended June 30, 2012, the Company repurchased 750,014 shares of its common stock under its existing common stock repurchase plan. The Company’s Board of Directors approved a share repurchase plan of up $7.5 million of the Company’s outstanding shares of common stock in February 2010, which plan has been extended through February 2013. Through June 30, 2012 the Company has purchased a total 1,341,800 shares under this plan for an aggregate of $6.8 million, an average price of $5.06 per share.

Leon Kopyt, Chairman and CEO of RCM, commented:  “As previously announced, we experienced significant procedural client project delays for a major North American utility client. This resulted in second quarter revenue declines, as compared to last year’s second quarter, of $2.1 million for our Canadian Engineering division and $1.1 million for our Engineering segment.  Revenues other than from our Canadian Engineering division increased by $1.3 million, or 4.3% over such revenues for the 2011 second quarter.  Adjusting for historical seasonality relating to summer school closings for our Specialty Health Care segment in the third quarter and increased summer vacations and holidays for all billable resources in the third and fourth quarters, we anticipate that our second half performance will exceed the first half of fiscal 2012.”

About RCM
RCM Technologies, Inc. is a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced information technology and engineering services. RCM is an innovative leader in the delivery of these solutions to commercial and government sectors.  RCM is also a provider of specialty healthcare services to major health care institutions and educational facilities. RCM’s offices are located in major metropolitan centers throughout North America.  Additional information can be found at www.rcmt.com.

The Statements contained in this release that are not purely historical are forward-looking statements within the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements. These statements often include words such as “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “intend,” “believe,” “plan,” “seek,” “could,” “can,” “should” or similar expressions.  These statements are based on assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances.  Forward looking statements include, but are not limited to, those relating to demand for the Company’s services, expected demand for our services and expectations regarding our revenues, the Company's ability to continue to utilize goodwill, to continue to increase gross margins, to achieve and manage growth, to develop and market new applications and services, risks relating to the acquisition and integration of acquired businesses, the ability of the Company to consummate acquisitions as to which it executes non-binding letters of intent, demand for new services and applications, timing of demand for services, industry strength and competition and general economic factors.  Investors are directed to consider such risks, uncertainties and other factors described in documents filed by the Company with the Securities and Exchange Commission.

Tables to Follow

RCM Technologies, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
 (In Thousands, Except Share and Per Share Amounts)

	Thirteen Week Periods Ended
	June 30, 2012	July 2, 2011
Revenues	$35,753	$36,514
Cost of services	26,097	26,054
Gross profit	9,656	10,460
Selling, general and administrative	8,382	8,158
Depreciation and amortization	259	279
Operating income	1,015	2,023
Other income (expense), net	(4)	24
Income before income taxes	1,011	2,047
Income tax expense	506	805
Net income	$505	$1,242

Diluted net income per share data	$0.04	$0.09

	Twenty-Six Week Periods Ended
	June 30, 2012	July 2, 2011
Revenues	$73,959	$75,220
Cost of services	54,018	53,709
Gross profit	19,941	21,511
Selling, general and administrative	16,613	16,842
Depreciation and amortization	537	588
Operating income	2,791	4,081
Other income (expense), net	29	3
Income before income taxes	2,820	4,084
Income tax expense	1,256	1,667
Net income	$1,564	$2,417

Diluted net income per share data	$0.12	$0.18

RCM Technologies, Inc.
Summary Consolidated Selected Balance Sheet Data
 (In Thousands)

	June 30, 2012	December 31, 2011
Cash and cash equivalents	$29,152	$28,417
Accounts receivable, net	$39,986	$39,031
Total current assets	$77,049	$73,229
Total assets	$89,375	$86,178
Total current liabilities	$19,747	$14,290
Total liabilities	$19,931	$14,517
Treasury stock (1,341,800 and 591,786 shares) at cost	$6,783	$2,713
Stockholders’ equity	$69,444	$71,661
Stockholder’s equity less goodwill and intangible assets	$61,967	$64,132

RCM Technologies, Inc.
Condensed Consolidated Statements of Cash Flows
 (Unaudited)
(In Thousands)

	Thirteen Week Periods Ended
	June 30, 2012	July 2, 2011
Net income	$505	$1,242
Adjustments to reconcile net income to cash provided by operating activities	703	642
Changes in operating assets and liabilities
Accounts receivable	(643)	(1,337)
Transit accounts receivable	(3,406)	-
Prepaid expenses and other current assets	(395)	(157)
Accounts payable and accrued expenses	(625)	(863)
Transit accounts payable	6,992	-
Accrued payroll and related costs	(1,614)	(1,348)
Income taxes payable	(108)	(394)
Total adjustments	904	(3,457)
Cash provided by (used in) operating activities	$1,409	($2,215)

Net cash used in investing activities	(38)	(60)
Net cash used in financing activities, principally from stock repurchase	(3,745)	(200)
Effect of exchange rate changes	48	18
Increase in cash and cash equivalents	($2,326)	($2,457)

	Twenty-Six Week Periods Ended
	June 30, 2012	July 2, 2011
Net income	$1,564	$2,417
Adjustments to reconcile net income to cash provided by operating activities	1,093	870
Changes in operating assets and liabilities
Accounts receivable	(1,324)	(1,812)
Transit accounts receivable	(1,537)	-
Prepaid expenses and other current assets	(592)	(434)
Accounts payable and accrued expenses	(900)	(949)
Transit accounts payable	6,050	-
Accrued payroll and related costs	(185)	(375)
Income taxes payable	493	(24)
Total adjustments	3,098	(2,724)
Cash provided by operating activities	$4,662	($307)

Net cash used in investing activities	(185)	(170)
Net cash used in financing activities, principally from stock repurchase	(3,770)	(748)
Effect of exchange rate changes	28	9
Increase in cash and cash equivalents	$735	$1,216